ELITE PHARMACEUTICALS ELECTS WALL STREET VETERAN
JERRY TREPPEL TO THE BOARD OF DIRECTORS

NORTHVALE, N.J. – November 3, 2008 – Elite Pharmaceuticals, Inc. (“Elite” or the “Company”) (AMEX: ELI) today announced that on October 28th, 2008, the Company increased the size of its board of directors (the “Board”) from five (5) members to six (6) members and elected Jerry I. Treppel as the additional director.

“We are very pleased to have Jerry Treppel join as a member of Elite’s board of directors,” said Chris Dick, Chief Operating Officer of Elite and member of the Board. “In over 20 years on Wall Street, Jerry distinguished himself as an equity research analyst focusing on the specialty pharmaceuticals and generic drug sectors at several leading investment banking firms. With his appointment, we have a well balanced, highly experienced board that can draw on knowledge from senior business executives, the medical and pharmaceutical industry, and now Wall Street.”

Commenting on the appointment, Jerry Treppel said, “I am delighted to join the Board of Directors of Elite Pharmaceuticals, Inc. I believe the company represents extraordinary value in the drug delivery space, especially in the development of abuse-resistant opioid products. Within the next two weeks, an FDA Advisory Committee will review two other such products, which I believe will both clarify the regulatory requirements for such products and make Elite’s product development and Intellectual Property activities much more apparent and attractive to potential partners.”

Since 2003, Mr. Treppel has served as the managing member of Wheaten Capital Management LLC, a capital management company focusing on investment in the health care sector. In October 2008, Mr. Treppel was also appointed managing director of Ledgemont Capital Group LLC, a boutique merchant bank that provides access to capital and corporate advisory services to public and private companies. Over the past 20 years, Mr. Treppel was an equity research analyst focusing on the specialty pharmaceuticals and generic drug sectors at several investment banking firms including Banc of America Securities, Warburg Dillon Read LLC (now UBS), and Kidder, Peabody & Co. He previously served as a healthcare services analyst at various firms, including Merrill Lynch & Co. He also held administrative positions in the healthcare services industry early in his career. Since 2003, Mr. Treppel has served as a member of the board of directors of Akorn, Incorporated (NASDAQ: AKRX), a specialty pharmaceutical company engaged in the development, manufacturing and marketing of branded and multi-source pharmaceutical products and vaccines. Mr. Treppel also serves as the Chair of Akorn’s Nominating and Corporate Governance Committee and as a member of its Audit Committee and Compensation Committee. Mr. Treppel holds a BA in Biology from Rutgers College in New Brunswick, N.J., an MHA in Health Administration from Washington University in St. Louis, Mo., and an MBA in Finance from New York University. Mr. Treppel has been a Chartered Financial Analyst (CFA) since 1988.

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About Elite Pharmaceuticals, Inc.
Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development and manufacturing of oral controlled-release products. The Company's strategy includes developing generic versions of controlled release drug products with high barriers to entry and assisting partner companies in the life cycle management of products to improve off-patent drug products. Elite's technology is applicable to develop delayed, sustained or targeted release capsules or tablets. Elite has two products currently being sold commercially and a pipeline of five drug products under development in the therapeutic areas that include pain management, allergy and infection. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of the Company, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. The Company undertakes no obligation to update any forward-looking statements.

Contact:
Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations, 518-398-6222
Dianne@elitepharma.com